EXHIBIT 99.2


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                                SUN BANCORP, INC.

FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION CONTACT:
---------------------                        -----------------------------
December 18, 1998                            Robert F. Mack
                                             Executive Vice President
                                             (609) 691-7700




                   SUN COMPLETES PURCHASE OF DELAWARE BRANCHES

Sun Bancorp, Inc. (Nasdaq National Market: SNBC), the Vineland New Jersey bank holding company of Sun National Bank announced that yesterday it had completed the purchase of eight branch offices of Beneficial Bank from Household Bank, f.s.b., Prospect Heights, Illinois. The eight offices are located in the New Castle County Delaware communities of Wilmington, Newark, New Castle and Bear. The branches were merged into Sun National Bank, Delaware, a de novo commercial bank created for this transaction with its headquarters in Wilmington. As a result of the completed transaction, Sun National Bank, Delaware has deposits of approximately $170 million, loans of approximately $126 million and total assets of approximately $200 million.

"We are very pleased to be entering the New Castle County market," remarked Bernard A. Brown, Chairman of Sun. "Although it is a highly competitive marketplace, Delaware has long been a strategic target of ours. We are very pleased to serve these new communities and the areas that surround them."

"Sun National Bank, Delaware plans to increase the number of deposit and loan products offered to our customers in these branches," remarked Robert W. Pierce, President and Chief Executive Officer of Sun National Bank, Delaware. "We are especially excited about the sophisticated cash management capabilities now available for small and medium sized business," he added.

The transaction is the tenth in a series of acquisitions that continue to fulfill Sun Bancorp, Inc.'s growth goals. Sun Bancorp, Inc. is a $1.5 billion bank holding company with fifty branches located in Delaware and southern and central New Jersey serving the retail and commercial markets. Its deposits are insured by the F.D.I.C.



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